SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 24, 2017

AEROCENTURY CORP.
(Exact name of Registrant as specified in its charter)

Delaware	94-3263974
(State of Incorporation)	(I.R.S. Employer Identification No.)

000-1036848
(Commission File Number)

1440 Chapin Avenue, Suite 310
Burlingame, CA 94010
(Address of principal executive offices including Zip Code)

650-340-1888
(Registrant's telephone number, including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁯ ☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁯⁯ ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁯⁯ ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁯⁯ ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under theExchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into a Material Definitive Agreement
Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Ballance Sheet Arrangement of a Registrant

Fourth Modification Agreement with Credit Facility Lenders
On July 24, 2017, AeroCentury Corp. entered into a Fourth Modification Agreement to the Second Amended and Restated Loan and Security Agreement (the "Modification") with MUFG Union Bank, N.A., as agent and lender ("MUFG"),  the existing lenders under its credit facility, California Bank & Trust, a division of ZB, N.A., Umpqua Bank, and U.S. Bank National Association, and a new lender, Columbia State Bank (collectively with MUFG, referred to as the "Lenders").

The Modification provided for an increase in the revolving credit commitment amount of the Lenders from $150 million to $170 million, as a result of  the addition of Columbia State Bank as a new participant to the credit facility and an increase in the level of participation of $10 million by Umpqua Bank.  The Modification also amended financial covenants in the credit facility agreement relating to maximum debt to net worth ratios and lessee revenue concentration.

The foregoing description of the Modification is qualified in its entirety by reference to the copy of the Modification filed as Exhibit 10.1 hereto.

Item 9.01
(d) Exhibits

10.1
Fourth Modification Agreement between the Company and MUFG Union Bank, N.A., as Lender and Swing Line Lender, and as Agent, California Bank & Trust, a division of ZB, N.A., Umpqua Bank, U.S. Bank National Association, and Columbia State Bank, dated July 24, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  July 26, 2017

AEROCENTURY CORP.
By: /s/ Toni M. Perazzo
Toni M. Perazzo
S.V.P - Finance & Chief Financial Officer